        AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 10, 1997
                                                      REGISTRATION NO. 333-_____
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                   ----------
                                 MATHSOFT, INC.
             (Exact Name of Registrant as Specified in its Charter.)

          MASSACHUSETTS                                        04-2842217
  (State or Other Jurisdiction                              (I.R.S.  Employer
of Incorporation or Organization)                        Identification Number)

         101 MAIN STREET, CAMBRIDGE, MASSACHUSETTS 02142 (617) 577-1017
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                CHARLES J. DIGATE
                      President and Chief Executive Officer
                                 MATHSOFT, INC.
                                 101 Main Street
                         Cambridge, Massachusetts 02142
                                 (617) 577-1017
                       (Name, address, including zip code,
        and telephone number, including area code, of agent for service)

                                   ----------

                                    Copy to:

                              GORDON H. HAYES, ESQ.
                         TESTA, HURWITZ & THIBEAULT, LLP
                                High Street Tower
                                 125 High Street
                           Boston, Massachusetts 02110
                                 (617) 248-7000

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest re-investment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------
                                                         Proposed            Proposed
Title of each                                            maximum             maximum              Amount of
class of securities                 Amount to be         offering price      aggregate            registration
to be registered                    registered           per share(1)        offering price(1)    fee (2)
-----------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value        250,000 shares       $3.84375            $960,937.50          $291.50
-----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2) Pursuant to Rule 457(c) under the Securities Exchange Act of 1933, the registration fee has been calculated based upon the average of the high and low prices per share of Common Stock on the Nasdaq National Market on January 6, 1997.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                  SUBJECT TO COMPLETION, DATED JANUARY 10, 1997

PROSPECTUS                        250,000 SHARES

                                 M A T H S o f t
                            [ MATHEMATICAL SYMBOLS ]
                                  COMMON STOCK

                                   ----------

This prospectus relates to the sale of up to 250,000 shares (the "Shares") of the common stock, par value $.01 per share (the "Common Stock"), of MathSoft, Inc. ("MathSoft" or the "Company") by certain stockholders of the Company (the "Selling Stockholders"). The Selling Stockholders may sell the Shares from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect these transactions by selling the Shares to or through broker-dealers, who may receive compensation in the form of discounts or commissions from the Selling Stockholders or from the purchasers of the Shares for whom the broker-dealers may act as an agent or to whom they may sell as principal, or both. See "Selling Stockholders" and "Plan of Distribution."

The Company will not receive any of the proceeds from the sale of the Shares. The Company has agreed to bear all of the expenses in connection with the registration and sale of the Shares (other than selling commissions and the fees and expenses of counsel or other advisors to the Selling Stockholders).

The Common Stock of the Company is quoted on the Nasdaq National Market under the symbol "MATH". On January 6, 1997, the last reported sale price for the Common Stock on the Nasdaq National Market was $3.75 per share.

                                   ----------

  SEE "RISK FACTORS," ON PAGE 4, FOR INFORMATION THAT SHOULD BE CONSIDERED BY
                             PROSPECTIVE INVESTORS.

                                   ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES COVERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT BE LAWFULLY MADE.

                 THE DATE OF THIS PROSPECTUS IS JANUARY 10, 1997

                              AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov). The Common Stock of the Company is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006.

The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are necessarily summaries of such documents, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement for a more complete description of the matters involved. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or through its web site (http://www.sec.gov).

The Company will provide without charge to each person to whom a Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to MathSoft, Inc., Attention: Investor Relations Department, 101 Main Street, Cambridge, Massachusetts, 02142, telephone number (617) 577-1017.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference (File No. 0-020992):

         1. The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996.

         2. Current Reports on Form 8-K dated October 10, 1996.

         3. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

         4. The description of the Company's Common Stock, $.01 par value per share, contained in the Registration Statement on Form 8-A filed under the Exchange Act and declared effective on February 3, 1993, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the Shares, shall be deemed to be incorporated by reference in this Prospectus and made a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


                                   TRADEMARKS

Mathcad(R) and S-PLUS(R) are registered trademarks, and Electronic Books(TM), live document interface(TM) and the MathSoft logo are trademarks of the Company. Macintosh is a registered trademark of Apple Computer, Inc. Maple is a trademark of Waterloo Maple Software, Inc. MS-DOS is a registered trademark and Windows is a trademark of Microsoft Corporation. UNIX is a trademark of AT&T Bell Laboratories. All other trademarks or trade names referred to in this Prospectus are the property of their respective owners.


                                   THE COMPANY

MathSoft develops, markets and supports general purpose calculation software tools and Electronic Books for technical professionals, educators and students. The Company's principal product, Mathcad(R), can be used by desktop and laptop computer users to perform calculations from the simple to the elaborate, and then to document the results. Mathcad offers technical professionals an interactive, intuitive, easy-to-modify alternative to their traditional methods such as pencil and paper, whiteboards and calculators.

The Company also markets Electronic Books as add-on products which work with Mathcad. These books deliver extensive off-the-shelf technical information, such as formulas and data, which is critical to technical problem solving. Through the use of MathSoft's proprietary "live document interface," these books provide the Mathcad user with on-screen access to interactive technical information. This enables a Mathcad user to either perform calculations in the book itself or transfer formulas, data and results to Mathcad for instant calculation and analysis. The Company is delivering electronic versions of industry-leading reference works from nationally and internationally recognized publishers, in addition to internally authored works. In addition, the Company licenses its Mathcad and Electronic Book authoring technology to third party publishers for use in creating interactive Electronic Books which are marketed and distributed by such third party publishers as stand-alone products.

The market for technical calculation software includes technical professionals, such as electrical, mechanical and civil engineers, scientists, mathematicians, researchers, technicians and analysts, as well as educators and students who regularly are required to perform technical calculations. These users often refer to a wide range of published materials containing formulas or data which can be used in solving technical problems.

The availability of higher performing desktop and laptop computers, coupled with the introduction of graphically-oriented operating environments such as Windows, has enabled the Company to create sophisticated, affordable, easy-to-use software for performing technical calculations and accessing electronic information. The Company supports the two major desktop operating environments:
Windows and Macintosh.

The Company markets and distributes its products primarily through its telesales organization and a network of third party resellers and distributors in the United States, Europe, Japan and Latin America.

The Company also markets its upgrade and add-on products, such as Electronic Books, to its registered installed base via direct mail.

The Company's wholly-owned subsidiary, Statistical Sciences, Inc., a Massachusetts corporation ("StatSci"), develops and markets computer software products and services based on S, a computer language designed for statistics applications. StatSci's principal product is S-PLUS, an interactive computing environment which provides both a full-featured graphical data analysis system and an object-oriented language. The Company acquired the StatSci business on June 30, 1993, through the acquisition of substantially all of the net assets and business of Statistical Sciences, Inc., a Washington corporation.

The Company's wholly-owned subsidiary, TriMetrix, Inc., a Washington corporation ("TriMetrix"), develops advanced charting and data analysis software used by technical professionals, students and researchers. The Company acquired the TriMetrix business on November 2, 1995, through the purchase of all the outstanding stock of TriMetrix.

The Company's wholly-owned subsidiary, AcroScience Corporation, a Washington corporation ("AcroScience") develops visual modeling and programming tools. The Company acquired the AcroScience business on November 26, 1996, through the purchase of all of the outstanding stock of AcroScience.

The Company was incorporated in Massachusetts in October 1984 under the name Engineering Specific Products Corp. and changed its name to MathSoft, Inc. in January 1986. The Company's principal executive offices are located at 101 Main Street, Cambridge, Massachusetts 02142, and its telephone number is (617) 577-1017.



                                  RISK FACTORS

In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered hereby. This Prospectus may contain certain "forward-looking" information, as that term is defined by (i) the Private Securities Litigation Reform Act of 1995 (the "Act") and (ii) in releases made by the Securities and Exchange Commission (the "SEC"). These cautionary statements are set forth herein pursuant to the provisions of the Act and with the intention of obtaining the benefits of the "safe harbor" provision of the Act.

VARIABILITY OF QUARTERLY OPERATING RESULTS. The Company's quarterly operating results may vary significantly from quarter to quarter, depending upon factors such as the introduction and market acceptance of new products and new versions of existing products, the ability to reduce expenses, and the activities of competitors. Because a high percentage of the Company's expenses are relatively fixed in the near term, minor variations in the timing of orders and shipments can cause significant variations in quarterly operating results. The Company operates with little or no backlog and has no long-term contracts, and substantially all of its product revenues in each quarter result from software licenses issued in that quarter, and the Company's ability to accurately forecast future revenues and income for any period is necessarily limited. Any forward-looking information provided from time to time by the Company represents only management's then-best current estimate of future results or trends, and actual results may differ materially from those contained in the Company's estimates.

ACCEPTANCE OF NEW PRODUCTS. The Company's future success will depend on its ability to enhance its current products, introduce new products which meet the needs of its customers and develop products for new markets. There can be no assurance that the Company will continue to market successfully its current products or develop and successfully market new products for its existing markets and future markets.

RISKS ASSOCIATED WITH DISTRIBUTION CHANNELS. The Company markets and distributes its S-PLUS products in the U.S. through the Company's telesales force and internationally through third party resellers and distributors. The Company has historically marketed and distributed its Mathcad products primarily through prospect direct mail, but the Company has recently altered its marketing strategy to de-emphasize this distribution channel. Mathcad products are currently marketed and distributed in the U.S. through third party resellers and distributors, telesales and direct mail (for upgrades to the Company's installed base). Internationally, the Company's Mathcad products are marketed and distributed through third party resellers and distributors. There can be no assurance that the Company will be able to retain its current resellers and distributors, or expand its distribution channels by entering into arrangements with new resellers and distributors in the Company's current markets or in new markets.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS. Sales outside North America accounted for approximately 27.5% of the Company's total revenues in fiscal 1994, approximately 36.1% of the Company's total revenues in fiscal 1995 and approximately 32.5% of the Company's total revenues in fiscal 1996, and may continue to represent a significant portion of the Company's product revenues. Any decrease in sales outside North America may have a materially adverse effect on the Company's operating results. The Company's international business and financial performance may be affected by fluctuations in exchange rates and by trade regulations.

RELIANCE ON THIRD PARTY LICENSORS. Maple V, a software product licensed as a part of the most recent version of Mathcad, certain copyrighted texts licensed from third party publishers incorporated in the Company's Electronic Books, and the S programming language, the language on which all of StatSci's products are based, are currently licensed from a single source or limited source suppliers. If such licenses are discontinued, there can be no assurance that the Company will be able to independently develop substitutes or to obtain alternative sources or, if able to be developed or obtained as needed in the future, that such efforts would not result in delays or reductions in product shipments or cost increases that could have a material adverse effect on the Company's consolidated business operations.

RAPID TECHNOLOGICAL CHANGE; COMPETITION. The technical calculation software market is subject to rapid and substantial technological change, similar to that affecting the software industry generally. The Company, to remain successful, must be responsive to new developments in hardware and chip technology, operating systems, programming technology and multimedia capabilities. In addition, the Company competes against numerous other companies, some of which have significant name recognition, as well as substantially greater capital resources, marketing experience, research and development staffs and production facilities than the Company. The Company's financial results may be negatively impacted by the failure of new or existing products to be favorably received by retailers and consumers due to price, availability, features, other product choices or the necessity of promotions to increase sales of the Company's products.

UNCERTAINTIES REGARDING PROTECTION OF PROPRIETARY TECHNOLOGY; UNCERTAINTIES REGARDING PATENTS. The Company believes that while the mathematical calculations performed by the Company's software are not proprietary, the speed and quality of displaying the computation and the ease of use are unique to MathSoft's products. The Company's success will depend, in part, on its ability to protect the proprietary aspects of its products. The Company seeks to protect these proprietary aspects of its products principally through a combination of contract provisions and copyright, trademark and trade secret laws. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of its technology. Although the Company believes that its products and technology do not infringe any existing proprietary rights of others, the use of patents to protect software has increased and there may be pending or issued patents of which the Company is not aware that the Company may need to license or challenge at significant expense. There can be no assurance that any such license would be available on acceptable terms, if at all, or that the Company would prevail in any such challenge.

RELIANCE ON ATTRACTING AND RETAINING KEY EMPLOYEES. The Company's continued success will depend in large part on its ability to attract and retain highly-qualified technical, managerial, sales and marketing and other personnel. Competition for such personnel is intense. None of the senior management of the Company is subject to an employment contract, although the Company does have non-competition agreements with its key management and technical personnel. There can be no assurance that the Company will be able to continue to attract or retain such personnel.

POTENTIAL VOLATILITY OF STOCK PRICE. There has been significant volatility in the market price of securities of technology companies. The Company believes factors such as announcements of new products by the Company or its competitors, quarterly fluctuations in the Company's financial results or other software companies' financial results, shortfalls in the Company's actual financial results compared to results previously forecasted by stock market analysts, and general conditions in the software industry and conditions in the financial markets could cause the market price of the Common Stock to fluctuate substantially. These market fluctuations may adversely affect the price of the Company's Common Stock.

ANTI-TAKEOVER PROVISIONS; POSSIBLE ISSUANCE OF PREFERRED STOCK. The Company's Third Restated Articles of Organization and Amended and Restated By-laws contain provisions that provide for a classified Board of Directors, undesignated preferred stock, and supermajority voting provisions. These provisions may make it more difficult for a third party to acquire, or discourage acquisition bids for, the Company. These provisions also could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock or make the payment of a premium to Stockholders in connection with an attempted change in control less likely. In addition, shares of the Company's Preferred Stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. Such rights, privileges and preferences could include preferential voting rights, dividend rights in excess of those provided to holders of Common Stock, conversion rights, redemption privileges or liquidation preferences not available to holders of Common Stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of any holders of Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

                                 USE OF PROCEEDS

The proceeds from the sale of each Selling Stockholder's Shares will belong to such Selling Stockholder. The Company will not receive any of the proceeds from such sales of the Shares.

                           PRICE RANGE OF COMMON STOCK

The Common Stock is quoted on the Nasdaq National Market under the symbol "MATH". The following table sets forth the high and low closing prices for the Common Stock as reported by the Nasdaq National Market for the periods indicated. These prices do not include retail markups, markdowns or commissions.

                                                              HIGH        LOW
                                                              ----        ---
FISCAL 1995:
First Quarter                                                 4           1 7/16
Second Quarter                                                3 3/4       2
Third Quarter                                                 3 1/2       2
Fourth Quarter                                                6 1/2       2 3/4

FISCAL 1996:
First Quarter                                                 6 7/8       4 5/8
Second Quarter                                                6 7/8       4 7/8
Third Quarter                                                 6 7/8       4 7/8
Fourth Quarter                                                8 7/8       4 1/4

FISCAL 1997:
First Quarter                                                 7 5/8       4 7/8
Second Quarter                                                5 3/8       3 1/4
Third Quarter (through January 7, 1997)                       4           3 5/8

For a recent closing price of the Company's Common Stock, see the cover page of this Prospectus. At January 4, 1997, there were approximately 187 stockholders of record the Company's Common Stock. The Company believes that most of its stock (other than shares held by its officers and directors) is held in street names through one or more nominees.

                                 DIVIDEND POLICY

The Company has never paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain future earnings to fund the development and growth of its business.

                              SELLING STOCKHOLDERS

The Shares are to be offered by and for the respective accounts of the Selling
Stockholders. The number of Shares which each Selling Stockholder may offer is as follows:

                              SHARES            SHARES OFFERED
                              OWNED            PURSUANT TO THIS   SHARES OWNED AFTER
SELLING STOCKHOLDERS      BEFORE OFFERING        PROSPECTUS          OFFERING(2)
-------------------------------------------------------------------------------------
                        NUMBER   PERCENT(1)  NUMBER   PERCENT(1)  NUMBER   PERCENT(1)
                       --------------------------------------------------------------
Farhang Javid           225,000     2.5      225,000     2.5        0          *
Shawn Javid              25,000      *        25,000      *         0          *
                        -------              -------               --
         TOTAL          250,000              250,000                0

-------------

*   Less than 1% of the outstanding Common Stock.
(1) As of January 8, 1997, there were 8,925,058 shares of Common Stock outstanding.
(2) Assuming all shares offered pursuant to this Prospectus are sold.


None of the Selling Stockholders has had any material relationship with the Company or any of its affiliates within the past three years except as described below.

Farhang Javid and Shawn Javid acquired their shares in connection with the sale of all the outstanding stock of AcroScience to the Company pursuant to a Stock Purchase Agreement (the "Stock Purchase Agreement") dated November 26, 1996. Farhang Javid was Chief Executive Officer and Director and Shawn Javid was President of AcroScience until they resigned such positions on November 26, 1996. In the Registration Rights Agreement, dated November 26, 1996 (the "Registration Rights Agreement"), the Company agreed to bear all expenses in connection with the registration and sale of the Shares (other than underwriting discounts and selling commissions and the fees and expenses of counsel and other advisors to the Selling Stockholders). See "Plan of Distribution." Approximately 8,454 of the Shares have been placed in escrow until November 26, 1997. The Shares that have been placed in escrow will be used to satisfy any indemnification claims brought the Company based on a breach of any of the representations or warranties of AcroScience or the Selling Stockholders as set forth in the Stock Purchase Agreement.

Each Selling Stockholder represented in the Stock Purchase Agreement that he or she was purchasing the Shares from the Company without any present intention of effecting a distribution of those Shares. In recognition of the fact, however, that investors may want to be able to sell their shares when they consider appropriate, the Company has filed with the Commission a registration statement on Form S-3 (of which this Prospectus is a part) with respect to the sale of the Shares by the Selling Stockholders from time to time on the Nasdaq National Market. The Company will prepare and file such amendments and supplements to the registration statement as may be necessary to keep it effective until the earlier of the sale of all Shares pursuant to the registration statement or until November 26, 1998.

The Registration Rights Agreement entered into by the Company and the Selling Stockholders provides that the Company will indemnify the Selling Stockholders for any losses incurred by them in connection with actions arising from any untrue statement of a material fact required to be stated therein, unless such statement or omission was made in reliance upon written information furnished to the Company by the Selling Stockholders. Similarly, the Registration Rights Agreement provides that each Selling Stockholder will indemnify the Company and its officers and directors for any losses incurred by them in connection with any action arising from any untrue statement of material fact in the Registration Statement or any omission of a material fact required to be stated therein, if such statement or omission was made in reliance on written information furnished to the Company by such Selling Stockholders.

                              PLAN OF DISTRIBUTION

The Shares offered hereby may be sold from time to time by the Selling Stockholders for their own accounts. The Company will receive none of the proceeds from this offering. The Selling Stockholders will pay or assume brokerage commissions or other charges and expenses incurred in the sale of the Shares.

The distribution of the Shares by the Selling Stockholders is not subject to any underwriting agreement. The Shares covered by this Prospectus may be resold by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest. The Shares offered by the Selling Stockholders may be resold from time to time at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. In addition, the Selling Stockholders may resell their Shares covered by this Prospectus through customary brokerage channels, either through broker-dealers acting as agents or brokers, or through broker-dealers acting as principals, who may then resell the Shares, or at private sale or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from the Selling Stockholders and/or purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Any broker dealers that participate with the Selling Stockholders in the distribution of Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of Shares positioned by them might be deemed to be underwriting discounts and commissions within the meaning of the Securities Act, in connection with such sales.

The Company will inform the Selling Stockholders that the antimanipulation rules under the Securities Exchange Act of 1934 (Rules 10b-5 and 10b-6) may apply to sales in the market and will furnish the Selling Stockholders upon request with a copy of these Rules. The Company will also inform the Selling Stockholders of the need for delivery of copies of this Prospectus.

Any shares covered by the Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.


                          DESCRIPTION OF CAPITAL STOCK

The holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of a class of directors may elect all of the directors of such class standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Shares. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Shares. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. There are currently no shares of Preferred Stock outstanding.

                                  LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                     EXPERTS

The audited financial statements and schedules of MathSoft, Inc. incorporated by reference in this Prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

================================================================================

            No person has been authorized in connection with the offering made hereby to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, any Selling Stockholder or any other person. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, except as otherwise contemplated by the rules and regulations of the Securities and Exchange Commission, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                                   -----------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Available Information                                                          2
Incorporation of Certain Information by Reference                              2
Trademarks                                                                     3
The Company                                                                    3
Risk Factors                                                                   4
Use of Proceeds                                                                7
Price Range of Common Stock                                                    7
Dividend Policy                                                                7
Selling Stockholders                                                           8
Plan of Distribution                                                           9
Description of Capital Stock                                                   9
Legal Matters                                                                 10
Experts                                                                       10

================================================================================

================================================================================


                                 250,000 SHARES


                                 MATHSOFT, INC.
                             [ MATHEMATICAL SYMBOLS ]


                                  COMMON STOCK


                                   -----------

                                   PROSPECTUS

                                   -----------



                                JANUARY 10, 1997

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the Common Stock offered hereby are as follows:

         SEC Registration fee                                         $   292.00
         Nasdaq filing fee                                              5,000.00
         Legal fees and expenses                                        5,000.00
         Accounting fees and expenses                                   5,000.00
         Blue Sky fees and expenses (including legal fees)                400.00
                                                                      ----------
         Total                                                        $15,292.00
                                                                      ==========

         The Company will bear all expenses shown above.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 67 of Chapter 156B of the Massachusetts General Laws ("Section 67") provides that a corporation may indemnify its directors and officers to the extent specified in or authorized by (i) the articles of organization, (ii) a by-law adopted by the stockholders, or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. In all instances, the extent to which a corporation provides indemnification to its directors and officers under Section 67 is optional. In its Amended and Restated By-laws, the Registrant has elected to commit to provide indemnification to its directors and officers in specified circumstances. Generally, Article V, Section 2 of the Registrant's Amended and Restated By-laws indemnifies directors and officers of the Registrant against liabilities and expenses arising out of legal proceedings brought against them by reason of their status as directors or officers or by reason of their agreeing to serve, at the request of the Registrant, as a director or officer with another organization. Under this provision, a director or officer of the Registrant shall be indemnified by the Registrant for all costs and expenses (including attorneys' fees), judgments, liabilities and amounts paid in settlement of such proceedings, even if he is not successful on the merits, if he acted in good faith in the reasonable belief that his action was in the best interests of the Registrant. The Board of Directors may authorize advancing litigation expenses to a director or officer at his request upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he is not entitled to indemnification for such expenses.

Article 6 of the Registrant's Third Restated Articles of Organization eliminates the personal liability of the Registrant's directors to the Registrant or its stockholders for monetary damages for breach of a director's fiduciary duty, except to the extent Chapter 156B of the Massachusetts General Laws prohibits the elimination or limitation of such liability.

In addition, the Registration Rights Agreement provides that each Selling Stockholder will indemnify the Company and its officers and directors for any losses incurred by them in connection with any action arising from any untrue statement of material fact in the Registration Statement or any omission of a material fact required to be stated therein, if such statement or omission was made in reliance or written information furnished to the Company by such Selling Stockholders.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         Exhibits:


                   4.1 Specimen certificate representing the Common Stock (filed as Exhibit 4.1 to Registration Statement number 33-55658 on Form S-1 and incorporated herein by reference).

                   5.1     Opinion of Testa, Hurwitz & Thibeault, LLP.

                  23.1     Consent of Arthur Andersen LLP.

                  23.2 Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5.1).

                  24.1 Power of Attorney (included in Part II of this Registration Statement).

ITEM 17. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement.


   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and other offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liability (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on the 10th day of January, 1997.

                                   MATHSOFT, INC.

Date:    January 10, 1997          By:   /s/  Charles J. Digate
                                         ----------------------
                                         Charles J. Digate
                                         President and Chief Executive Officer


                        POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of MathSoft, Inc., hereby severally constitute and appoint Charles J. Digate, Robert P. Orlando and Gordon H. Hayes, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement and generally do all things in our names and on our behalf in such capacities to enable MathSoft, Inc., to comply with the provisions of the Securities Act of 1933, as amended and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                                        TITLE(S)                                      DATE:
---------                                        --------                                      -----
/s/ Richard A. D'Amore                           Director                                      January 10, 1997
----------------------------------------
Richard A. D'Amore

/s/ Charles J. Digate                            President, Chief Executive Officer            January 10, 1997
----------------------------------------         and Chairman of the Board of Directors
Charles J. Digate                                (Principal Executive Officer)

/s/ Charles Federman                             Director                                      January 10, 1997
----------------------------------------
Charles Federman

/s/ Robert P. Orlando                            Vice President, Finance and                   January 10, 1997
----------------------------------------         Administration, Chief Financial Officer,
Robert P. Orlando                                Treasurer and Clerk (Principal Financial
                                                 and Accounting Officer)

/s/ Steven R. Vana Paxhia                        Director                                      January 10, 1997
----------------------------------------
Steven R. Vana Paxhia

/s/ June L. Rokoff                               Director                                      January 10 , 1997
----------------------------------------
June L. Rokoff

                                  EXHIBIT INDEX

   Exhibit No.        Description of Exhibit
-----------------   ------------------------------------------------------------
          4.1         Specimen certificate representing the Common Stock (filed
                      as Exhibit 4.1 to Registration Statement number 33-55658 on Form S-1 and incorporated herein by reference.)

          5.1         Opinion of Testa, Hurwitz & Thibeault, LLP.

         23.1         Consent of Arthur Andersen LLP.

         23.2         Consent of Testa, Hurwitz & Thibeault (included in Exhibit
                      5.1).

         24.1 Power of Attorney (contained in Part II of this Registration Statement).